As filed with the Securities and Exchange Commission on August 18 2017

Registration No. 333-206433

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CARE CAPITAL PROPERTIES, INC.

(Sabra Health Care REIT, Inc., as successor by merger to PR Sub, LLC, as successor by merger to Care Capital Properties, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	37-1781195
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612
(Address, including zip code, of Principal Executive Offices)

Care Capital Properties, Inc. 2015 Incentive Plan

Care Capital Properties, Inc. Employee and Director Stock Purchase Plan

Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan

(Full title of the plan)

Harold W. Andrews, Jr.

Executive Vice President, Chief Financial Officer

and Secretary

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

(888) 393-8248

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Andor D. Terner, Esq.
O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement filed by Care Capital Properties, Inc., a Delaware corporation (the “Registrant”):

•                  Registration Statement on Form S-8 (File No. 333-206433) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2015, which registered the offer and sale of (i) 7,000,0000 shares of the Registrant’s common stock issuable pursuant to the Care Capital Properties, Inc. 2015 Incentive Plan, (ii) 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Care Capital Properties, Inc. Employee and Director Stock Purchase Plan, and (iii) 500,000 shares of the Registrant’s common stock issuable pursuant to the Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statement.

On August 17, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 7, 2017 (the “Agreement”), by and among the Registrant, Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), Sabra Health Care Limited Partnership, a Delaware limited partnership, PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Care Capital Properties, LP, a Delaware limited partnership, the Registrant merged with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation, and Merger Subsidiary merged with and into Parent, with Parent continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statement.  Accordingly the Registrant hereby terminates the effectiveness of the Registration Statement, and in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on August 18, 2017.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SABRA HEALTH CARE REIT, INC.
as successor to CARE CAPITAL PROPERTIES, INC.

By:	/s/ Harold W. Andrews, Jr.
Harold W. Andrews, Jr.
Executive Vice President, Chief Financial Officer and Secretary

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